UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2017

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 28, 2017, Verisign entered into a renewal of the .net Registry Agreement with ICANN, pursuant to which Verisign will remain the sole registry operator of the .net top-level domain through June 30, 2023 (the "Agreement"). The Agreement renews the current .net Registry Agreement entered into by the Company and ICANN in 2011 with no changes to the material terms.
The Agreement provides that the Company will continue as the exclusive registry of domain names within the .net generic top-level domain through June 30, 2023. The Agreement provides that it shall be renewed for later terms unless it has been finally determined by an arbitrator or court that the Company has failed to cure a fundamental and material breach of certain provisions of the Agreement and, following the decision of such arbitrator or court, the Company fails to comply with such decision. The Agreement maintains the current service levels and pricing provisions for .net domain name registrations and allows the Company to increase the price of a .net domain name registration by up to ten percent in each calendar year during the term of the Agreement; provided that the Company gives six months prior notice of any price increase. The Company is required to collect a $0.75 fee on ICANN’s behalf for each .net domain registration and may also be required to collect variable registry fees on ICANN’s behalf in fiscal quarters in which ICANN does not collect a variable accreditation fee from all registrars.
The description of the Agreement contained herein is qualified in its entirety by reference to the .net Registry Agreement entered into on June 28, 2017, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	.net Registry Agreement between VeriSign, Inc. and the Internet Corporation for Assigned Names and Numbers, entered into on June 28, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: June 28, 2017	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	.net Registry Agreement between VeriSign, Inc. and the Internet Corporation for Assigned Names and Numbers, entered into on June 28, 2017